Exhibit 3.1

PROMISSORY NOTE AND LOAN AGREEMENT

Principal Amount: $2,226,173.26	Date of Note: October 19, 2017
Maturity Date: November 18, 2017

THIS PROMISSORY NOTE AND LOAN AGREEMENT (this “Note”) is entered into and effective as of the date first set forth above (the “Effective Date”), by and between PROTEA BIOSCIENCES, INC., a Delaware corporation having an address at 1311 Pineview Drive, Morgantown, West Virginia 26506 (the “Borrower”), and SUMMIT RESOURCES, INC., a West Virginia corporation, having an address at 303 Middle Collision Road, Mount Lookout, West Virginia 26678, or its successors and/or assigns (the “Lender”), and is joined and consented to by PROTEA BIOSCIENCES GROUP, INC., a Delaware corporation (the “Guarantor”), for the limited purposes set forth in Sections 2(f), 3(d), (j) and (k) hereof. Borrower and the Lender are sometimes referred to collectively herein as the “Parties”, and each as a “Party”.

BACKGROUND:

(a)       On or about April 3, 2017, Borrower executed and delivered that certain Senior Secured Convertible Promissory Note in favor of Lender (the “Original Note”) in the maximum principal amount of up to One Million Seven Hundred and Fifty Thousand and 00/100 Dollars ($1,750,000.00) (the “Original Loan”), said Original Loan to be used by the Borrower, inter alia, to purchase equipment used in, and as working capital for, the Borrower’s business.

(b)       As of the Effective Date, the Lender has made aggregate advances to Borrower of the Original Loan in the aggregate amount of One Million Six Hundred Fifty Thousand and 00/100 Dollars ($1,650,000.00) (the “Aggregate Original Advance”), each such advance accruing interest thereon as of and from the date thereof at a rate of fifteen percent (15.0%) per annum. As of the Effective Date, the accrued and unpaid interest on the Aggregate Original Advance is Seventy-Six Thousand One Hundred Seventy-Three and 26/100 Dollars ($76,173.26), and the total amount of outstanding principal and interest under the Original Note is One Million Seven Hundred Twenty-Six Thousand One Hundred Seventy-Three and 26/100 Dollars ($1,726,173.26) (the “Original Loan Balance”).

(c)       Borrower has defaulted in the performance of certain of its obligations under the Original Note, as more particularly set forth in part in that certain Notice of Default, Notice of Right to Cure Default and Forbearance dated October 4, 2017 from Lender to Borrower (the “Notice of Default”).

(d)       Notwithstanding Borrower’s default(s) under the Original Note, the Borrower has requested to borrow from Lender, and the Lender has agreed to loan to Borrower, the additional sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Additional Loan”), to be used as working capital for the Borrower’s operations.

1

(e)        Lender has agreed to advance the Additional Loan on the condition that Borrower enter into this Note securing repayment of the combined Original Loan Balance and Additional Loan, subject to, and in accordance with, the terms and conditions set forth herein.

NOW, THEREFORE, FOR VALUE RECEIVED, the Borrower hereby promises to pay to the order of Lender, its successors and/or assigns, or any subsequent holder of this Note, in lawful money of the United States of America and in immediately available funds, at the address for Lender set forth above, or at such other location as the Lender may designate from time-to-time, the principal sum of TWO MILLION TWO HUNDRED TWENTY-SIX THOUSAND ONE HUNDRED SEVENTY-THREE and 26/100 Dollars ($2,226,173.26) (the “Loan”), together with interest thereon accruing from the date of initial advance on the outstanding principal balance hereof through the date paid in full, all subject to, and in accordance with, the terms and conditions set forth in this Note, as provided below. This Note supersedes and replaces in its entirety the Original Note.

1.       PAYMENTS; RATE OF INTEREST.

(a)       Maturity Date. All outstanding amounts under this Note, including all principal, accrued and unpaid interest, if any, and any other charges, shall be due and payable by Borrower to Lender in full on the date that is thirty (30) calendar days from the Effective Date, or November 18, 2017 (the “Maturity Date”), if not sooner paid, subject to the provisions of Section 1(f) below.

(b)       Interest Rate. The unpaid principal balance of this Note shall, commencing as of the date hereof and continuing until this Note is paid in full, accrue interest at the fixed rate per annum equal to fifteen percent (15.0%) (the “Interest Rate”). Interest on this Note is computed, as applicable, on the basis of a year of three hundred sixty (360) days comprised of twelve (12) thirty (30) day months and the actual number of days elapsed in any calendar year or part thereof.

(c)       Default Rate. In the event that all interest and principal is not paid in full on or before the Maturity Date (as extended), then, effective on the first (1st) day after expiration of the Maturity Date, interest at the rate of the Interest Rate plus five percent (5.0%), or twenty percent (20.0%), shall be due (the “Default Interest Rate”). Further, upon the occurrence of any Event of Default continuing beyond any and all applicable notice, grace and/or cure periods, interest at the Default Interest Rate shall be compounded to principal, on the first day of each month, until such Event of Default is cured.

(d)       Prepayment. All or any portion of the total outstanding amount of the Loan may be prepaid in whole or in part by Borrower at any time, and from time to time, without penalty, upon giving the Lender no less than three (3) days prior written notice of Borrower’s intention to make a prepayment (the “Prepayment Notice”), which Prepayment Notice shall specify: (i) the amount of this Note being prepaid, and (ii) the date fixed for such prepayment (the “Prepayment Date”). Payments under this Note, including amounts designated as prepayments, will be applied first to any unpaid costs or late charges due hereunder, then to the reduction of the outstanding principal balance, and last to the reduction of accrued and unpaid interest. Without limiting the foregoing, in the event that the Borrower shall consummate any Proposed Transaction (as hereinafter defined) at any time prior to the Maturity Date, the Borrower shall prepay the then entire outstanding principal amount of this Note and all accrued interest thereon and any other charges due to Lender hereunder, out of the net proceeds from any such Proposed Transaction, unless otherwise agreed to in writing by the Lender (any such required prepayment hereinafter referred to as the “Mandatory Repayment”).

2

(e)       Automatic Extension. If any payment on this Note shall become due on a Saturday, Sunday or bank or legal holiday under the laws of the State of West Virginia, such payment shall be made on the next succeeding business day, and such extension of time shall, in each such case, be included in computing any interest due in connection with such payment.

(f)       Extension of Maturity Date. Notwithstanding anything to the contrary contained herein, the Lender may, in Lender’s sole and absolute discretion, upon no less than five (5) business days’ prior written request from Borrower, together with interim financial statements of the Borrower dated as of the date of such Extension Request and such additional documentation or information as the Lender may reasonably request (each, and “Extension Request”), extend the Maturity Date to such later date, and upon such reasonable further conditions, as the Lender may elect in its sole discretion. Without limiting the foregoing, in evaluating any such Extension Request, the Lender may consider such factors as it deems necessary and proper, including, without limitation, (i) the Borrower’s then financial status and whether or not the Borrower requires additional working capital as of such Extension Request in order to continue its operations, (ii) the terms and conditions, including, without limitation, proposed closing date, of any Proposed Transaction(s) received by the Borrower as of such Extension Request, and (iii) the extent to which the Borrower, and its directors, officers, employees and agents, have cooperated, in Lender’s judgment, with the CRO (as hereinafter defined) in the performance of the CRO’s rights, duties and obligations set forth herein below. In event Lender agrees to grant an extension of the Maturity Date pursuant to any Extension Request, the Parties shall memorialize such extension, together with any further conditions thereof as the Lender may reasonably impose, in a written amendment to this Note executed by Lender and Borrower. The granting of any such Extension Request by Lender shall not thereafter preclude the Borrower from making (and/or the Lender from granting) any further Extension Request(s) made in accordance with this Section 1(f). Borrower acknowledges and agrees that the Lender is not required to make further advances or extensions to the Borrower and that any and all future funding or extensions are in the sole and absolute discretion of the Lender.

2.       BORROWER’S AFFIRMATIVE COVENANTS. Borrower hereby covenants and agrees with Lender as follows:

3

(a)       Appointment of CRO of Borrower. Prior to the Effective Date, Borrower shall have hired a Chief Restructuring Officer (the “CRO”) to provide business management and oversight over the Borrower’s business and operations. The final terms of the CRO’s engagement shall be subject to the review and approval of Lender. Borrower agrees that the CRO shall have broad authority and discretion to manage and oversee the Borrower’s day-to-day operations. Without limiting the foregoing, the CRO shall be responsible for overseeing the possible restructuring the Borrower’s operations, including, without limitation, allocating Borrower’s capital and evaluating and advising the Board of Directors of the Borrower (the “Board”) with respect to any and all liability restructuring opportunities, Proposed Transactions, long term funding and/or refinancing options and existing and/or contemplated agreements, and, in performing such responsibilities, shall be vested at inception of the engagement with the broad and, except as otherwise set forth herein, unrestricted authority to manage and/or allocate the Borrower’s operations, assets and employees. Further, upon receipt and evaluation of any Proposed Transaction(s), the CRO shall provide his/her recommendation(s) and conclusion(s) with respect to such Proposed Transaction(s) to the Board for final approval or rejection; provided, however, that in the event the Board fails to enter into a binding agreement for the consummation of a Proposed Transaction as of the Maturity Date (as extended), the CRO shall be vested at the inception of the engagement with the sole and absolute authority and discretion in his/her reasonable business judgment, taking into account the best interest of the Borrower’s stakeholders, to either (i) consummate a Proposed Transaction (including, without limitation, authority to enter into any agreements or other instruments necessary in connection therewith), or (ii) file a voluntary petition for bankruptcy on behalf of the Borrower. In the event the CRO elects, pursuant to the foregoing sentence, to file a voluntary bankruptcy proceeding on behalf of the Borrower, then the CRO shall have the full right and authority, subject to the approval of the Board and bankruptcy court approval, to propose a plan of reorganization or negotiate, direct and/or effectuate the sale and/or disposition of the Borrower’s assets and/or consummate any other transaction(s) on behalf of the Borrower through the bankruptcy proceedings. The CRO shall serve for an interim period until the Borrower has consummated a Proposed Transaction or has otherwise, to the Lender’s satisfaction in its reasonable business judgment, implemented an alternative long term solution to remedy the Borrower’s operating deficit and financial distress. The provisions of this Section 2(a) shall not survive the repayment in full of this Note, unless the Board of Directors of Borrower determines to retain the services of the CRO to effect such long term solution. For purposes of clarity and avoidance of doubt, nothing in this Note, the CRO’s engagement letter or any related documents or agreement shall constitute a waiver or release of Lender’s ability to enforce any and all of Lender’s rights and/or claims, as a secured creditor or otherwise, or constitute Lender’s consent to or waiver of its right to oppose any restructuring opportunities, Proposed Transactions, long term funding and/or refinancing options and existing and/or contemplated agreements.

(b)       Solicitation of Proposed Transactions. Borrower, through the CRO, shall, during the term of this Note, diligently and in good faith solicit, evaluate and pursue offers and proposals from any party(ies) for the purchase and sale of the Borrower’s business and/or assets, long term financing, refinancing of existing Borrower debt, raise of additional equity through the sale of stock in the Borrower/Guarantor and/or any combination of the foregoing, or any further or additional transaction intended to remedy the Borrower’s operating deficit and financial distress and provide for the long-term sustainability of the Borrower and/or protect the interests and investments of the Borrower and Guarantor’s shareholders (each, a “Proposed Transaction”). The Board will not accept and/or enter into any Proposed Transaction without the prior recommendation and approval of the CRO; provided, however, that the Board may accept a Proposed Transaction without the recommendation or approval of the CRO if the Board first seeks the input of the CRO and such Proposed Transaction involves and is limited to the sale of common stock and/or warrants or other rights to purchase common stock of the Guarantor or the issuance of unsecured convertible securities having a maturity beyond the Maturity Date of the Note (a “Securities Issuance”) and does not violate the Borrower or Guarantor’s governing documents or applicable securities laws. Further, nothing in this Note shall be construed as limiting or waiving any rights of the owner of any common stock or warrants to challenge or otherwise oppose any such Securities Issuance and all such rights are expressly reserved.

4

(c)       Borrower’s Executive Officers Following Appointment of CRO. Upon the Board’s appointment of the CRO, all other executive officers of the Borrower, including Steve Turner (“Turner”), shall report directly to and serve at the will and/or direction of the CRO, and their respective rights and authority to direct the business and affairs of the Borrower and/or bind or act on behalf of the Borrower shall be subject, in all respects, to the prior approval and/or consent of the CRO. Without limiting the foregoing, within three (3) business days of the Effective Date, Turner shall either (i) voluntarily resign from his positions as such Chief Executive Officer and Chairman of the Board, or (ii) be terminated from such positions at the direction of the Board; provided, however, that the CRO on behalf of the Borrower shall retain Turner as a paid consultant of the Borrower, at no greater than one-half (1/2) of his current salary and 100% of his medical and other fringe benefits under his employment agreement, solely for purposes of advising the Board and/or CRO, upon request, in matters relating to the improvement of the sales and performance of the Borrower’s services division, or as the CRO may otherwise direct, in which case Turner shall have no voting rights in Board decisions or active decision-making roles with respect to the management and/or operations of the Borrower. The Board shall adopt any such resolutions and/or take such further actions as are necessary in accordance with the Borrower’s bylaws and/or applicable law in order to effectuate the provisions of this Section 2(c).

(d)       Access to Borrower’s Employees and Records. Commencing immediately upon the Effective Date and continuing until the consummation of a Proposed Transaction, Todd Gjervold and Mark Fox, consultants and advisors to the Lender (the “Lender Consultants”), shall have free and unrestricted access, during normal business hours, to (i) all Board members, officers, employees, agents, representatives, accountants, independent contractors and consultants of the Borrower, including, without limitation, the CRO, and (ii) the books and records, including all financial information, of the Borrower, with the right to inspect and make copies of the same, for purposes of conducting such due diligence as the Lender and/or Lender Consultants deem necessary or advisable in evaluating and/or structuring a Proposed Transaction on behalf of the Lender. Without limiting the foregoing, the Board shall provide similar access to the Borrower’s Board members, officers, employees, agents, representatives, accountants, independent contractors, consultants and books and records to any third party or other persons or entities considering whether to submit an offer for a Proposed Transaction.

5

(e)       Financial and Other Reporting Requirements. Commencing on the last business day of the week during which the Effective Date occurs, and thereafter on or before the last business day of each week until consummation of a Proposed Transaction, Borrower shall deliver to Lender (i) a detailed, internally prepared calculation of the Borrower’s cash flow for the week then-ending, (ii) a detailed, internally prepared written report of the Borrower’s expenditures for the week then-ending, (iii) a detailed, internally prepared written report of the Borrower’s cash balance as of the date of delivery of such report, (iv) any such additional information and/or documentation that any current or former employee, agent, representative or consultant has provided and/or continues to provide to any third party in furtherance of the evaluation of any potential Proposed Transaction, and (v) a written report, in reasonable detail, of any Proposed Transaction offered to the Borrower setting forth the material terms and conditions of such Proposed Transaction, including the transacting party, all of the foregoing to be certified as true and correct by an appropriate and responsible officer of Borrower or member of the Board and in form and substance satisfactory to Lender.

(f) Pledge of Shares. Within five (5) business days of the Effective Date the Guarantor shall execute of pledge of its common stock in the Borrower as additional security for the repayment of this Note.

3.       ADDITIONAL TERMS.

(a)       Expenses. On or by the Maturity Date, Borrower shall pay Lender’s costs and expenses incurred in connection with this Note and the Loan, including but not limited to legal fees and expenses related to the preparation and negotiation of this Note and/or any and all actions, documents and/or transactions contemplated or otherwise in connection herewith. Notwithstanding the foregoing, Borrower hereby agrees to pay, in addition to all other sums payable hereunder, the reasonable costs and expenses incurred by Lender in connection with any and all actions necessary to monitor and/or enforce collection of this Note, whether by legal proceedings or otherwise, including, without limitation, reasonable attorneys’ fees, expert witness fees and court costs.

(b)       Unconditional Obligation; No Offset. All payments shall be paid to Lender without set-off, counterclaim, deduction, defense suspension or deferment of any nature and without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower.

(c)       Security. Payment and performance of Borrower’s obligations under this Note is secured by that certain Security Agreement of even date herewith from Borrower to Lender (the “Security Agreement”), which Security Agreement provides Lender with a lien and security interest in and on all of the Borrower’s assets and properties in such order of priority as more particularly set forth and described in the Security Agreement.

(d)       Guaranty. This Note and all of Borrower’s obligations hereunder shall be unconditionally and irrevocably guaranteed by Guarantor, pursuant to that certain Guaranty and Suretyship Agreement of even date herewith from Guarantor in favor of the Lender.

(h)       Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the Lender. No waiver of any provision or consent to any prohibited action under this Note shall constitute a waiver of any other provision or consent to any other prohibited action. No waiver or consent by Lender under this Note shall constitute a continuing waiver or consent or commit Lender to provide any future waiver or consent, except to the extent specifically set forth in writing.

6

(i)       No Assumption. Unless specifically assumed herein, the Lender does not assume any obligations owed by the Borrower or Guarantor to any person or entity.

(j)       Release of Claims. As a material inducement for the Lender to enter into this Note and all other documents, instruments and agreements in connection therewith, which the parties have determined to be to their respective direct advantage and benefit, Borrower and Guarantor hereby jointly and severally release, remise, acquit and forever discharge the Lender and its present and former parents, subsidiaries, employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, members, participants, predecessors, spouses, heirs, beneficiaries, successors and assigns (the “Released Parties”) from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, accountings, obligations, damages, and expenses of any and every character, whether known, unknown, or hereafter discovered, direct or indirect, liquidated, unliquidated, or contingent, whether at law or in equity, of whatsoever kind or nature, arising out of, related to, for, or because of any matter or things done, omitted, or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, in any way directly or indirectly arising out of or in any way connected to this Note, the Loan, the Original Note, the Original Loan and the Borrower (collectively, the “Released Matters”). The Borrower and Guarantor jointly and severally represent and warrant to the Lender that none of the Borrower and Guarantor have purported to transfer, assign or otherwise convey any right, title or interest of such Borrower and Guarantor in any Released Matters. This release of the Released Matters is intended to be a full and final release and shall apply in all respects to all other documents, instruments and other agreements executed in connection with this Note and it shall survive, and shall remain in full force and effect, after the Maturity Date and/or satisfaction in full of the Borrower’s obligations hereunder.

(k)       Indemnification. The Borrower and Guarantor hereby agree to indemnify the Lender and its directors, officers, employees, attorneys, agents, consultants and affiliates against, and hold each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by any of them arising out of, resulting from, relating to, or in any manner connected with, the execution, delivery and performance of this Note and/or all transactions related to or consummated in connection with this Note, including, inter alia, losses, liabilities, damages, claims, costs and expenses suffered by them, or any of their employees, attorneys, agents and affiliates arising out of or related to investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action with respect to any commenced or threatened litigation, administrative action, proceeding or investigation under any law or governmental regulation, or court order of any jurisdiction, that is alleged to arise out of or is based on (i) any untrue statement or alleged untrue statement of any fact of the Borrower in any document or schedule filed with any governmental agency or filed pursuant to court order; or (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that no indemnification obligation shall exist for any such matters resulting from the gross negligence or willful misconduct of the Lender. The indemnity set out in this Section 3(k) shall be in addition to any other indemnification obligations of the Borrower or the Guarantor to the Lender, in a separate agreement, at common law, or otherwise. The provisions of this Section 3(k) shall survive the payment and performance of the obligations under this Note. The Borrower may participate at its expense in the defense of any such action or claim.

7

(l)       Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any party’s signature delivered via facsimile transmission shall be deemed to be an original signature hereto.

4.       DEFAULT. An “Event of Default” shall mean the occurrence or existence of one or more of the following events or conditions, whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of law:

(a)       the Borrower shall fail to pay any principal, interest, fees, charges or any other amounts owing hereunder when and as the same become due and payable hereunder;

(b)       other than a default in the payment of money, the Borrower breaches any covenant or agreement the Borrower has made with the Lender, or the Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any other agreement related to this Note, or in any other agreement or loan the Borrower has with the Lender.

(c)       a proceeding shall have been instituted against the Borrower seeking a declaration or order for relief, or entailing a finding, that the Borrower is insolvent or bankrupt, or seeking reorganization, liquidation, dissolution, or other similar relief with respect to the Borrower or any of its properties, assets or debts, or seeking the appointment of a receiver, trustee, custodian, liquidator, sequestrator or similar official for the Borrower or any of its respective properties or assets, and such proceeding shall result in the making, entry or grant of any such declaration, order, finding, relief or appointment;

(d)       the Borrower shall become bankrupt, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in subsection (c) above, shall consent to any such declaration, order, finding, relief or appointment described in subsection (c) above or shall take any action in furtherance of any of the foregoing;

(e)       any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $25,000.00;

8

(f)       the Borrower shall breach any material covenant or fail to perform any material obligation contained in the Security Agreement beyond any and all applicable notice, grace and/or cure periods; or

(g)       Borrower is unable to pay its debts as they come due and/or the CRO projects that within any prospective 72 hour period of time the Borrower will be or become unable to pay its debts as they come due; or

(h)       there exists a material adverse change in the Borrower’s financial condition such that the Lender deems itself insecure with respect to the repayment of the obligations under this Note by the Maturity Date, based upon facts and/or events currently unknown to the Lender and/or which are subsequent to the execution of this Agreement that substantively affect the Note and/or the Lender’s collateral; or

(i)       any representation or warranty made in any document by Borrower to Lender shall be materially untrue, incorrect, incomplete or misleading when made.

5.       THE LENDER’S RIGHTS. Upon the occurrence of an Event of Default, the Lender may, after expiration of all applicable notice, grace and/or cure periods as required herein or by applicable law, declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, whereupon such amounts shall be immediately due and payable by Borrower. The Lender may hire or engage any third-party, or parties, that Lender may deem necessary or appropriate in its sole discretion, to help collect this Note if the Borrower does not pay, and the Borrower shall pay to Lender the reasonable costs and expenses of any such third-party, including, without limitation, but subject to any limits under applicable law, the Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, the Borrower also will pay any court costs, in addition to all other sums provided by law. If judgment is entered in connection with this Note, interest will continue to accrue on this Note after judgment at the interest rate applicable to this Note at the time judgment is entered. This Note has been delivered to the Lender and accepted by the Lender in the State of West Virginia. This Note shall be governed by and construed in accordance with the laws of the State of West Virginia.

6.       NOTICES. All notices, demands, payments and other communications required or permitted hereunder:

(a)       shall be in writing;

(b)       shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service, charges prepaid as applicable, or by facsimile or electronic mail, return receipt requested, to the appropriate address(es) set forth below; and

(c)       shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee, the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by facsimile, or (iii) receipt of a read receipt if sent by electronic mail.

9

All such communications shall be sent to the following addresses, or to such other addresses as either party may inform the other by giving ten (10) days' prior written notice:

If to the Borrower:

Protea Biosciences Group, Inc.

1311 Pineview Drive

Morgantown, WV 26506

Attn: Leo Harris, Director

Email: Harris36@myactv.net

With a copy (which shall not

constitute notice) to:

Stephen A. Weiss, Esq.

CKR Law, LLP

1800 Century Park East – 14fl.

Los Angeles, CA 90067

Email: sweiss@ckrlaw.com

If to the Lender:

Summit Resources, Inc.

303 Middle Collision Road

Mount Lookout, WV 26678

Attn: Steve Antoline

Email: santoline@frontier.com

With a copy (which shall not

constitute notice) to:

Kirk B. Burkley, Esquire

Bernstein-Burkley, P.C.

Suite 2200 Gulf Tower

Pittsburgh, PA 15219

Email: kburkley@bernsteinlaw.com

7.       REPRESENTATIONS AND WARRANTIES OF BORROWER. The Borrower hereby represents and warrants to the Lender that:

(d)       The Borrower has, and has duly exercised, all requisite right, power and authority to enter into this Note, to grant and convey the liens contemplated by the Security Agreement, and to carry out the transactions contemplated by this Note. By entering into this Note, the Borrower will not be in violation of any applicable laws or in breach of any existing agreements with other parties. The person(s) executing this Note on behalf of Borrower has the full and lawful power and authority to execute, deliver and perform the terms and conditions of this Note for and on behalf of Borrower.

(e)       The Borrower is duly organized and validly existing under the laws of the State of Delaware, and its exact legal name as set forth on its Articles of Incorporation is “Protea Biosciences Group, Inc.”.

(f)       This Note has been duly and validly executed and delivered by or on behalf of Borrower and constitutes the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with the terms hereof.

(g)       No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency or authority is or will be necessary or advisable in connection with the execution and delivery of this Note, the consummation of the transactions contemplated herein, or the performance of or compliance by the Borrower with the terms and conditions hereof, except for those already obtained and recordings or filings in connection with the liens created pursuant to the Security Agreement.

10

(h)       There is no pending, contemplated or threatened action, suit, proceeding or investigation by or before any governmental or quasi-governmental authority against or affecting the Borrower, and the Borrower is not presently in violation of any law, the violation of which would reasonably be expected to have a material adverse effect on Borrower’s ability to perform its obligations hereunder.

(i)       No representation or warranty made by the Borrower under this Note is false or misleading in any material respect (including by omission of any information necessary to make such representation, warranty or statement not misleading). Borrower is not aware of any facts which have not been disclosed to the Lender in writing which would reasonably be expected to have a material adverse effect on Borrower’s ability to perform its obligations hereunder. The representations and warranties set forth herein are to survive the delivery of this Note and the making of the Loan hereunder.

(g)       Borrower has engaged the CRO under terms mutually acceptable to the Lender and Borrower and in substantial conformity with the requirements of Section 2.

8.       GENERAL PROVISIONS.

(a)       Lender and Borrower shall in no event be construed for any purpose to be partners, joint venturers or associates of each other in the conduct of their respective businesses.

(b)       This Note may be amended only by a writing signed by the Lender and Borrower, and any such amendment shall be effective only to the extent specifically set forth in such writing.

(c)       The due performance or observance by the Borrower of its obligations hereunder shall not be waived, and the rights and remedies of the Lender hereunder shall not be affected, by any course of dealing or performance or by any delay or failure of the Lender in exercising any such right or remedy. The due performance or observance by Borrower of its obligations hereunder may be waived only by a writing signed by the Lender, and any such waiver shall be effective only to the extent specifically set forth in such writing.

(d)       The successors and assigns of Borrower shall be bound by the terms of this Note; the rights and privileges of the Lender under this Note shall inure to the benefit of its successors and assigns. No Party may assign or delegate its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

11

(e)       This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of West Virginia, without regard to principles of conflicts of laws. Each Party hereby (a) consents to submit itself to the personal jurisdiction of the State Courts located in Nicholas County, West Virginia, and the United States District Courts in West Virginia in the event of any dispute arising out of this Note or any of the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Note or the transaction(s) contemplated hereby in any court other than a State Courts located in Nicholas County, West Virginia, and the United States District Courts in West Virginia.

(f)       Any term or provision of this Note that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, each of the Lender and Borrower agrees that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(g)       This Note, together with the Security Agreement, Guaranty and any and all other documents between Lender and Borrower (or any personal guarantor of Borrower’s obligations hereunder) delivered in connection with this Note, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, whether written or oral, of the parties hereto.

(h)       Each Party expressly acknowledges that this is a commercial transaction, that the provisions of this Note have been read and understood by such Party, and that by executing this Note, such Party is voluntarily agreeing to be bound by the terms and conditions hereof.

9.       WAIVER OF JURY TRIAL. THE LENDER AND BORROWER EACH IRREVOCABLY WAIVE ANY AND ALL RIGHTS THE IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

12

BORROWER’S SIGNATURE PAGE TO

PROMISSORY NOTE AND LOAN AGREEMENT

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has caused this Promissory Note and Loan Agreement to be executed and delivered as of the date first written above.

WITNESS:	BORROWER:
PROTEA BIOSCIENCES, INC.,
a Delaware corporation

_______________________________	By:_______________________________

Name:_____________________________

Title:______________________________

ACKNOWLEDGEMENT

STATE/COMMONWEATLH OF ________________	)
) SS:
COUNTY OF ___________________	)

On this ___ day of _________, 20__, before me a notary public, the undersigned officer, personally appeared _____________________, who acknowledged himself/herself to be the ________________ of PROTEA BIOSCIENCES, INC., a Delaware corporation (the “Borrower”), and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing his/her name on behalf of the Borrower.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

______________________________
Notary Public

My Commission Expires:

13

GUARANTOR’S ACKNOWLEDGEMENT AND ACCEPTANCE OF

PROMISSORY NOTE AND LOAN AGREEMENT

IN WITNESS WHEREOF, the undersigned, on behalf of the Guarantor, hereby acknowledges, agrees, accepts and consents to the terms and conditions of this Promissory Note and Loan Agreement.

WITNESS:	GUARANTOR:
PROTEA BIOSCIENCES GROUP, INC.,
a Delaware corporation

_______________________________	By:_______________________________

Name:_____________________________

Title:______________________________

14

LENDER’S ACKNOWLEDGEMENT AND ACCEPTANCE OF

PROMISSORY NOTE AND LOAN AGREEMENT

IN WITNESS WHEREOF, the undersigned, on behalf of the Lender, hereby acknowledges, agrees, accepts and consents to the terms and conditions of this Promissory Note and Loan Agreement.

LENDER:
SUMMIT RESOURCES, INC.,
a West Virginia corporation

By:_______________________________

Name:_____________________________

Title:______________________________

15